Exhibit 99.1

CPI INTERNATIONAL ANNOUNCES THIRD QUARTER 2012 FINANCIAL RESULTS

PALO ALTO, Calif. - August 8, 2012 - CPI International Holding Corp., the parent company of CPI International, Inc. (CPI), today announced financial results for its third quarter of fiscal year 2012 ended June 29, 2012.
“CPI's third quarter continued the trends that we enjoyed in the first half of the year, and our traditional core programs continued to drive a successful year,” said Joe Caldarelli, chief executive officer of CPI. “Despite the recent expected conclusions of a few atypically large programs, conditions and demand in our three largest markets - the defense, medical and communications markets - remain favorable, particularly for our core programs.”
In the third quarter of fiscal 2012, CPI generated total sales of $97.2 million, as compared to total sales of $104.2 million in the same quarter of the previous fiscal year. The decrease in sales was due to CPI's participation in a counter-improvised explosive device (counter-IED) program in fiscal 2011 that has not recurred, and is not expected to recur, during the current fiscal year. In the third quarter of fiscal 2011, CPI recorded $13.9 million in sales for this one-time program, as compared to no sales for this program in the most recent quarter, as expected. Excluding this non-recurring program, CPI's sales increased by eight percent in the third quarter of fiscal 2012.
In comparison to the same quarter of the previous year, CPI's third quarter fiscal 2012 sales in its largest end markets were as follows:

•
In the defense market, sales decreased 23 percent to $36.5 million due to the absence of the aforementioned non-recurring counter-IED program. Excluding this program, CPI's sales in the defense market increased 10 percent as a result of higher sales to support radar applications.

•	In the medical market, sales increased 10 percent to $18.3 million due to increases in sales for radiation therapy and x-ray imaging applications.

•	In the communications market, sales increased two percent to $33.0 million as a result of increased sales to support commercial communications applications.
In the first nine months of fiscal 2012, CPI booked total orders of $282 million, generating a book-to-bill ratio of 0.98. In comparison, during the first nine months of the prior fiscal year, CPI booked total orders of $302 million, which included $18.1 million in orders to support the non-recurring counter-IED program that was completed in fiscal 2011. Excluding this program, the orders level was effectively unchanged. As of June 29, 2012, CPI's order backlog totaled $244 million.
In comparison to the same period of fiscal 2011, CPI's orders in its largest end markets during the first nine months of fiscal 2012 were as follows:

•
In the defense market, orders decreased seven percent to $119.5 million due to the expected absence of the one-time counter-IED program. Excluding this program, defense orders increased nine percent as a result of higher demand for products to support radar applications.

•	In the medical market, the orders level was essentially unchanged at $49.0 million.

•
In the communications market, orders decreased by 10 percent to $87.9 million, primarily as the result of lower orders to support certain military communications applications, in particular telemetry antenna applications and the Warfighter Information Network - Tactical (WIN-T) program. CPI has substantially completed its involvement in Increment One of the WIN-T program.

CPI's net income in the third quarter of fiscal 2012 was $2.9 million, an improvement from the $1.8 million net loss recorded in the third quarter of the prior year. In connection with the February 2011 acquisition of CPI by Veritas Capital, CPI revalued its inventory and intangible assets in fiscal 2011. Significant decreases in amortization related to these revaluations were the primary contributor to the improvement in net income in the third quarter of fiscal 2012.
Adjusted EBITDA for the third quarter of fiscal 2012 totaled $19.0 million, or 20 percent of sales, as compared to $19.5 million, or 19 percent of sales, in the same quarter of the previous fiscal year. In the most recent quarter, adjusted EBITDA was negatively impacted by the lower sales volume and related decrease in operating efficiencies. Partially offsetting this impact, in contrast with the third quarter of fiscal 2011, the most recent quarter did not include costs for a telemetry antenna development program.
As of June 29, 2012, CPI had cash and cash equivalents totaling $41.5 million. On June 30, CPI acquired the Codan Satcom business from Codan Limited for an initial payment of approximately $9 million in cash, funded entirely from CPI's cash on hand. Codan Satcom designs and manufactures solid-state radio frequency subsystems for satellite communications services to commercial and government customers.
For the 12-month period ended June 29, 2012, CPI's cash flow from operating activities totaled $20.7 million and free cash flow totaled $11.8 million. Adjusted free cash flow for the period was $11.1 million.
Fiscal 2012 Outlook
“Fiscal 2012 is proceeding largely according to plan, and we are reconfirming CPI's sales and adjusted EBITDA projections for the year,” said Caldarelli. “We expect to generate total sales of $385 million to $395 million and adjusted EBITDA of $63 million to $65 million. We currently expect our adjusted free cash flow to total between $13 million and $17 million.” The recent acquisition of the Codan Satcom business is not expected to have a material impact on CPI's financial results in fiscal 2012.
Financial Community Conference Call
In conjunction with this announcement, CPI will hold a conference call on Thursday, August 9, 2012 at 11:00 a.m. (EDT) that simultaneously will be broadcast live over the Internet on the company's Web site. To participate in the conference call, please dial (800) 649-5127, or (253) 237-1144 for international callers, enter conference ID 15698586 and ask for the CPI International Third Quarter Fiscal 2012 Financial Results Conference Call. To access the call via the Internet, please visit http://investor.cpii.com and click “Events.”
About CPI International Holding Corp.
CPI International Holding Corp., headquartered in Palo Alto, California, is the parent company of CPI International, Inc., which is the parent company of Communications & Power Industries LLC, a leading provider of microwave, radio frequency, power and control solutions for critical defense, communications, medical, scientific and other applications. Communications & Power Industries LLC develops, manufactures and distributes products used to generate, amplify, transmit and receive high-power/high-frequency microwave and radio frequency signals and/or provide power and control for various applications. End-use applications of these systems include the transmission of radar signals for navigation and location; transmission of deception signals for electronic countermeasures; transmission and amplification of voice, data and video signals for broadcasting, Internet and other types of commercial and military communications; providing power and control for medical diagnostic imaging; and generating microwave energy for radiation therapy in the treatment of cancer and for various industrial and scientific applications.

Non-GAAP Supplemental Information
EBITDA, adjusted EBITDA, EBITDA margin, adjusted EBITDA margin, free cash flow and adjusted free cash flow presented here are non-generally accepted accounting principles (GAAP) financial measures. EBITDA represents earnings before net interest expense, provision for income taxes and depreciation and amortization. Adjusted EBITDA represents EBITDA further adjusted to exclude certain non-recurring, non-cash, unusual or other items. EBITDA margin represents EBITDA divided by sales. Adjusted EBITDA margin represents adjusted EBITDA divided by sales. Free cash flow represents net cash provided by operating activities minus capital expenditures and patent application fees. Adjusted free cash flow represents free cash flow further adjusted to exclude certain non-recurring, unusual or other items.
CPI believes that GAAP-based financial information for leveraged businesses, such as the company's business, should be supplemented by EBITDA, adjusted EBITDA, EBITDA margin, adjusted EBITDA margin, free cash flow and adjusted free cash flow so that investors better understand the company's operating performance in connection with their analysis of the company's business. In addition, CPI's management team uses EBITDA and adjusted EBITDA to evaluate the company's operating performance, to monitor compliance with its senior credit facility, to make day-to-day operating decisions and as a component in the calculation of management bonuses. Other companies may define EBITDA, adjusted EBITDA, EBITDA margin, adjusted EBITDA margin, free cash flow and adjusted free cash flow differently and, as a result, the company's measures may not be directly comparable to EBITDA, adjusted EBITDA, EBITDA margin, adjusted EBITDA margin, free cash flow and adjusted free cash flow of other companies. Because EBITDA, adjusted EBITDA, EBITDA margin, adjusted EBITDA margin, free cash flow and adjusted free cash flow do not include certain material costs, such as interest and taxes in the case of EBITDA-based measures, necessary to operate the company's business, when analyzing the company's business, these non-GAAP measures should be considered in addition to, and not as a substitute for, net income (loss), net cash provided by (used in) operating activities, net income margin or other statements of income or statements of cash flows data prepared in accordance with GAAP.

###

Certain statements included above constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements provide our current expectations, beliefs or forecasts of future events. Forward-looking statements are subject to known and unknown risks and uncertainties, which could cause actual events or results to differ materially from the results projected, expected or implied by these forward-looking statements. These factors include, but are not limited to, competition in our end markets; our significant amount of debt; changes or reductions in the U.S. defense budget; currency fluctuations; goodwill impairment considerations; customer cancellations of sales contracts; U.S. Government contracts; export restrictions and other laws and regulations; international laws; changes in technology; the impact of unexpected costs; the impact of a general slowdown in the global economy; the impact of environmental laws and regulations; and inability to obtain raw materials and components. These and other risks are described in more detail in our periodic filings with the Securities and Exchange Commission. As a result of these uncertainties, you should not place undue reliance on these forward-looking statements. All future written and oral forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. New risks and uncertainties arise from time to time, and it is impossible for us to predict these events or how they may affect us. We undertake no duty or obligation to publicly revise any forward-looking statement to reflect circumstances or events occurring after the date hereof or to reflect the occurrence of unanticipated events or changes in our expectations.

Contact:
Amanda Mogin, Communications & Power Industries, investor relations, 650.846.3998, amanda.mogin@cpii.com

CPI INTERNATIONAL HOLDING CORP.
and Subsidiaries

CONDENSED CONSOLIDATED
STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)
(In thousands – unaudited)

	Three Months Ended
	June 29, 2012	July 1, 2011
Sales	$97,193	$104,206
Cost of sales, including $3,907 of utilization of net increase in cost basis of inventory due to purchase accounting for the three months ended July 1, 2011	67,676	77,077
Gross profit	29,517	27,129
Operating costs and expenses:
Research and development	3,370	3,269
Selling and marketing	5,209	5,300
General and administrative	6,310	6,427
Amortization of acquisition-related intangible assets	2,664	4,853
Strategic alternative transaction expenses	—	344
Total operating costs and expenses	17,553	20,193
Operating income	11,964	6,936
Interest expense, net	6,784	6,811
Income before income taxes	5,180	125
Income tax expense	2,235	1,957
Net income (loss)	2,945	(1,832)

Other comprehensive loss, net of tax
Unrealized loss on cash flow hedges, net of tax	(356)	—
Total other comprehensive loss, net of tax	(356)	—
Comprehensive income (loss)	$2,589	$(1,832)

CPI INTERNATIONAL HOLDING CORP.
and Subsidiaries

CONDENSED CONSOLIDATED
STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)
(In thousands – unaudited)

	Fiscal Year
	2012	2011
	Nine Months	February 11	October 2, 2010	Nine Months
	Ended	to	to	Ended
	June 29, 2012	July 1, 2011	February 10, 2011	July 1, 2011
	Successor(1)	Successor(1)	Predecessor(1)	Combined(2)
Sales	$286,631	$164,010	$124,223	$288,233
Cost of sales, including $7,474 of utilization of net increase in cost basis of inventory due to purchase accounting for the period February 11 to July 1, 2011	206,635	121,073	91,404	212,477
Gross profit	79,996	42,937	32,819	75,756
Operating costs and expenses:
Research and development	10,397	5,432	4,994	10,426
Selling and marketing	16,345	8,002	8,264	16,266
General and administrative	18,483	9,552	11,853	21,405
Amortization of acquisition-related intangible assets	11,252	7,282	999	8,281
Strategic alternative transaction expenses	—	9,129	4,668	13,797
Total operating costs and expenses	56,477	39,397	30,778	70,175
Operating income	23,519	3,540	2,041	5,581
Interest expense, net	20,437	10,949	5,788	16,737
Loss on debt extinguishment, net	—	134	—	134
Income (loss) before income taxes	3,082	(7,543)	(3,747)	(11,290)
Income tax expense	2,093	1,462	983	2,445
Net income (loss)	989	(9,005)	(4,730)	(13,735)

Other comprehensive income, net of tax
Unrealized gain on cash flow hedges, net of tax	688	225	284	509
Unrealized actuarial gain and amortization of prior service cost for pension liability, net of tax	—	—	175	175
Total other comprehensive income, net of tax	688	225	459	684
Comprehensive income (loss)	$1,677	$(8,780)	$(4,271)	$(13,051)

(1) “Successor” refers to CPI International Holding Corp. and its subsidiaries following the February 11, 2011 merger with Veritas Capital. “Predecessor” refers to CPI International, Inc. and its subsidiaries prior to the February 11, 2011 merger.

(2) Represents the combined results of Successor for the period February 11, 2011 through July 1, 2011 and Predecessor for the period October 2, 2010 through February 10, 2011. This presentation of the combined results of operations for the nine months ended July 1, 2011 does not comply with generally accepted accounting principles in the United States or with the rules for pro forma presentation. CPI believes that this presentation facilitates the ability of its investors to more meaningfully compare its combined operating results for this period with past and future periods.

CPI INTERNATIONAL HOLDING CORP.
and Subsidiaries

CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands – unaudited, except per share data)

	June 29, 2012	September 30, 2011
Assets
Current Assets:
Cash and cash equivalents	$41,474	$34,955
Restricted cash	2,185	2,370
Accounts receivable, net	47,513	45,610
Inventories	83,020	78,296
Deferred tax assets	12,986	14,414
Prepaid and other current assets	6,092	6,486
Total current assets	193,270	182,131
Property, plant, and equipment, net	80,500	81,675
Deferred debt issue costs, net	12,494	14,073
Intangible assets, net	250,483	262,232
Goodwill	178,730	178,983
Other long-term assets	5,560	5,205
Total assets	$721,037	$724,299

Liabilities and stockholders’ equity
Current Liabilities:
Current portion of long-term debt	$3,100	$1,500
Accounts payable	24,023	27,188
Accrued expenses	28,686	27,301
Product warranty	4,447	5,607
Income taxes payable	4,808	2,912
Advance payments from customers	13,080	14,661
Total current liabilities	78,144	79,169
Deferred income taxes	86,182	87,268
Long-term debt, less current portion	359,058	361,697
Other long-term liabilities	5,334	6,269
Total liabilities	528,718	534,403
Commitments and contingencies
Stockholders’ equity
Common stock ($0.01 par value, 2 shares authorized: 1 share issued and outstanding)	—	—
Additional paid-in capital	198,310	197,564
Accumulated other comprehensive loss	(497)	(1,185)
Accumulated deficit	(5,494)	(6,483)
Total stockholders’ equity	192,319	189,896
Total liabilities and stockholders' equity	$721,037	$724,299

CPI INTERNATIONAL HOLDING CORP.
and Subsidiaries

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands – unaudited)

	Fiscal Year
	2012	2011
	Nine Months	February 11	October 2, 2010
	Ended	to	to
	June 29, 2012	July 1, 2011	February 10, 2011
	Successor(1)	Successor(1)	Predecessor(1)
Cash flows from operating activities
Net cash provided by operating activities	$14,485	$7,340	$4,277

Cash flows from investing activities
Capital expenditures	(6,441)	(2,483)	(2,434)
Acquisitions	(400)	(370,490)	—
Payment of patent application fees	—	—	(6)
Net cash used in investing activities	(6,841)	(372,973)	(2,440)

Cash flows from financing activities
Equity investment, net	—	197,144	—
Proceeds from issuance of CPII's senior notes	—	208,550	—
Borrowings under CPII's term loan facility	—	143,815	—
Debt issue costs	—	(3,071)	—
Redemption and repurchase of Predecessor's senior subordinated notes and floating rate notes	—	(129,000)	—
Repayment of borrowings under Predecessor's term loan facility	—	(66,000)	—
Repayment of borrowings under CPII's term loan facility	(1,125)	(750)	—
Payment for Predecessor's senior credit facilities agreement amendment	—	—	(379)
Proceeds from issuance of common stock to employees	—	—	217
Proceeds from exercise of stock options	—	—	174
Excess tax benefit on stock option exercises	—	—	2,191
Net cash (used in) provided by financing activities	(1,125)	350,688	2,203

Net increase (decrease) in cash and cash equivalents	6,519	(14,945)	4,040
Cash and cash equivalents at beginning of period	34,955	46,869	42,829
Cash and cash equivalents at end of period	$41,474	$31,924	$41,474

Supplemental cash flow disclosures
Cash paid for interest	$14,754	$3,361	$6,451
Cash paid for income taxes, net of refunds	$376	$56	$6,284

(1) “Successor” refers to CPI International Holding Corp. and its subsidiaries following the February 11, 2011 merger with Veritas Capital. “Predecessor” refers to CPI International, Inc. and its subsidiaries prior to the February 11, 2011 merger.

CPI INTERNATIONAL HOLDING CORP.
and Subsidiaries

NON-GAAP SUPPLEMENTAL INFORMATION
EBITDA and Adjusted EBITDA
(in thousands - unaudited)

		Three Months Ended		Nine Months Ended
		June 29,	July 1,	June 29,	July 1,
		2012	2011	2012	2011(1)
Net income (loss)		$2,945	$(1,832)	$989	$(13,735)
Depreciation and amortization		5,473	7,438	19,517	15,226
Interest expense, net		6,784	6,811	20,437	16,737
Income tax expense		2,235	1,957	2,093	2,445
EBITDA		17,437	14,374	43,036	20,673

Adjustments to exclude certain non-recurring, non-cash or other unusual items:
Stock-based compensation expense	(2)	251	234	746	5,101
Loss on debt extinguishment	(3)	—	—	—	134
Merger expenses	(4)	—	344	—	13,797
Acquisition-related expenses	(5)	722	—	722	—
Write-off of inventory step-up	(6)	13	3,907	20	7,474
Veritas Capital management fee	(7)	555	600	1,405	900
Total adjustments		1,541	5,085	2,893	27,406
Adjusted EBITDA		$18,978	$19,459	$45,929	$48,079

EBITDA margin	(8)	17.9%	13.8%	15.0%	7.2%
Adjusted EBITDA margin	(9)	19.5%	18.7%	16.0%	16.7%
Net income (loss) margin	(10)	3.0%	(1.8)%	0.3%	(4.8)%

(1)
For the nine months ended July 1, 2011, based on the combined results of CPI International Holding Corp. for the period February 11, 2011 through July 1, 2011, and the predecessor, CPI International, Inc. (the “Predecessor”), for the period October 2, 2010 through February 10, 2011. This presentation of the combined results of operations for the nine months ended July 1, 2011 does not comply with generally accepted accounting principles in the United States or with the rules for pro forma presentation. CPI believes that this presentation facilitates the ability of its investors to more meaningfully compare its combined operating results for fiscal year 2012 with its results for fiscal year 2011.

(2)
For the periods ended July 1, 2011, represents a charge for stock options, restricted stock awards, restricted stock unit awards and the employee discount related to CPI’s Employee Stock Purchase Plan, including for the acceleration of vesting of stock options in conjunction with the sale of the Predecessor, as well as compensation expense for Class B membership interests by certain members of management and independent directors in the company’s parent, CPI International Holding LLC. For the periods ended June 29, 2012, represents compensation expense for Class B membership interests by certain members of management and independent directors in the company’s parent, CPI International Holding LLC.

(3)		Represents bond tender fees and other related expenses related to the retirement of debt obligations of the Predecessor, net of a gain from debt repayment at less than fair value.
(4)
Represents non-recurring transaction costs, such as fees for investment bankers, attorneys and other professional services rendered in conjunction with the sale of the company. Also includes cash payments for the unvested portion of restricted stock awards for which vesting was accelerated.

(5)
Represents non-recurring transaction costs related to closing and integration of the Codan Satcom acquisition, such as fees for attorneys and other professional services, and expenses related to integration of the Codan Satcom operations into those of CPI.

(6)
Represents a non-cash charge for utilization of the net increase in cost basis of inventory that resulted from purchase accounting in connection with the sale of the company for periods ended July 1, 2011, and in connection with the purchase of Freeland Products, Inc. for the periods ended June 29, 2012.

(7)		Represents a management fee payable to Veritas Capital for advisory and consulting services.
(8)		Represents EBITDA divided by sales.
(9)		Represents adjusted EBITDA divided by sales.
(10)		Represents net income divided by sales.

CPI INTERNATIONAL HOLDING CORP.
and Subsidiaries

NON-GAAP SUPPLEMENTAL INFORMATION
Free Cash Flow and Adjusted Free Cash Flow
(in thousands - unaudited)

		Twelve Months Ended
		June 29,
		2012
Net cash provided by operating activities		$20,712
Capital expenditures		(8,876)
Payment of patent application fees		(4)
Free cash flow		11,832

Adjustments to exclude certain non-recurring or other unusual items:
Cash paid for merger expenses, net of taxes	(1)	731
Cash paid for Veritas Capital advisory fee, net of taxes	(2)	936
Cash received for prior year transfer pricing audit	(3)	(2,380)
Total adjustments		(713)
Adjusted free cash flow		11,119

Free cash flow		$11,832
Net income		$3,511

(1)
Represents cash paid, net of income taxes, for: (i) fees for investment bankers, attorneys, other professional services and for transaction costs in connection with the sale of the company, and (ii) cash payments for the unvested portion of restricted stock awards for which vesting was accelerated in connection with the sale of the company.

(2)		Represents a management fee paid to Veritas Capital for advisory and consulting services, net of income taxes.
(3)
Represents payments received with respect to an audit by the Canada Revenue Agency (“CRA”) of Communications & Power Industries Canada Inc.’s (“CPI Canada”) purchase of the Satcom Division in fiscal years 2001 and 2002. The Company considers this a non-recurring source of cash as it pertains to previous years.